Exhibit 23

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Trex Company, Inc.

•	Registration Statement (Form S-8, No. 333-76847),

•	Registration Statement (Form S-8, No. 333-83998),

•	Registration Statement (Form S-8, No. 333-124685),

•	Registration Statement (Form S-8, No. 333-150690), and

•	Registration Statement (Form S-3, No. 333-161732);

of our reports dated March 12, 2010, with respect to the consolidated financial statements and schedule of Trex Company, Inc., and the effectiveness of internal control over financial reporting of Trex Company, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Richmond, Virginia

March 12, 2010